  EXHIBIT 11.1




                                        INFONAUTICS, INC.
                                Computation of Earnings Per Share




                         THREE MONTHS ENDED JUNE 30,        SIX MONTHS OF ENDED JUNE 30,
                          1996              1995               1996               1995
                         ---------------------------        ----------------------------
Net loss applicable to
   common shares          ($2,602,100)   ($1,408,127)      ($5,617,420)     ($2,421,478)
                           -----------   -----------        -----------      -----------
                           -----------   -----------        -----------      -----------

Weighted average number
   of shares outstanding
   during the period        7,735,711      3,963,466        5,804,589         3,963,466

Incremental shares
   calculated per
   SAB Topic 4:D              699,608      2,098,823        1,399,215         2,098,823
                           -----------   -----------       ----------        ----------

Total weighted average
   number of common and
   equivalent shares
   outstanding              8,345,319      6,062,289        7,203,804         6,062,289
                           -----------    ----------       -----------        ----------
                           -----------    ----------       -----------        ----------

Net loss per common
   equivalent share           ($0.31)       ($0.23)          ($0.78)            ($0.40)
                           -----------    -----------      -----------        ----------
                           -----------    -----------      -----------        ----------




                                             14